Exhibit 99.1

MIVA, Inc.	Press Release

MIVA Contact

Lowell Robinson

Lowell.Robinson@miva.com

(212) 736-9151

MIVA COMMENCES E.U. RESTRUCTURING

Restructuring expected to deliver positive Adjusted EBITDA for MIVA Media E.U. in Q4 2008

NEW YORK — August 21, 2008. MIVA, Inc., (NASDAQ:MIVA), a digital media company, today announced the commencement of a restructuring program across its MIVA Media E.U. operations. The restructuring, which is due to be completed in Q4 2008, is expected to result in consolidation of the MIVA Media E.U. operations through the closure of several existing offices and a reduction in the company’s European workforce.

Under the restructuring, MIVA Media E.U. is expected to reach Adjusted EBITDA profitability in the fourth quarter of 2008. This follows Adjusted EBITDA losses in the E.U. of approximately $3.6 million in the first half of 2008, and GAAP net losses in the E.U. in the first half of 2008 of approximately $4.5 million(1). It is expected that the restructuring expense will result in one-time charges in Q3 2008 of up to approximately $4 million.

“We believe that this restructuring will enable us to continue to serve our advertisers and publishers across Europe, but on a profitable basis,” commented Peter Corrao, President and Chief Executive Officer, MIVA, Inc. “We further believe that our U.S. and consolidated E.U. Media businesses should benefit from the new MIVA Media technology platform expected in the fourth quarter.”

The restructuring is subject to regulatory requirements in the individual European territories. MIVA, Inc. currently has European offices in the U.K., France, Germany and Spain.

www.miva.com

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About MIVA®, Inc.

MIVA, Inc. (NASDAQ:MIVA) is an integrated digital media and advertising company, which has two specific focuses: owning and operating a growing portfolio of consumer destination sites and interest-specific toolbars, through its MIVA Direct division; and running a third-party contextual Pay-Per-Click ad network focused on key vertical sectors, through its MIVA Media division. MIVA, Inc. operates across North America and Europe.

(1) MIVA Media E.U. GAAP net loss and Adjusted EBITDA figures for the first half of 2008 exclude the allocation of corporate expense from MIVA, Inc. and discontinued operations (Italy).

Forward-looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “anticipate” , “plan,” “will,” “intend,” “believe” or “expect’“ or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including (1) the timing of the restructuring, (2) the expected results of the restructuring, (3) the expected reduction in the European workforce, (4) the expected adjusted EBITDA results, and (5) the expected restructuring expense.  Additional key risks are described in MIVA’s reports filed with the U.S. Securities and Exchange Commission, including the Form 10-K for fiscal 2007 and our most recently filed Form 10-Q.

Non-GAAP Financial Measures

This press release includes discussion of additional financial measure “Adjusted EBITDA,” which is not considered a generally accepted accounting principle (GAAP) measure by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. MIVA provides reconciliations of this financial measure to GAAP measures in its press releases regarding actual financial results.

MIVA believes that “Adjusted EBITDA” provides a meaningful measure for comparison of the Company’s projected operating performance with its historical results due to the significant increase in non-cash amortization that began in 2004 primarily due to certain intangible assets resulting from mergers and acquisitions. MIVA defines Adjusted EBITDA as EBITDA (earnings before interest, income taxes, depreciation and amortization) plus non-cash compensation expense and plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business. MIVA uses Adjusted EBITDA as an internal measure of its business and believes it is utilized as an important measure of performance by the investment community. MIVA sets goals and awards bonuses in part based on performance relative to Adjusted EBITDA.  MIVA believes the use of this measure does not lessen the importance of GAAP measures.

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MIVA Media EU

Reconciliation of Net Income (Loss to Adjusted EBITDA

(in thousands)

Six Months Ended June 30, 2008
(unaudited)
Reconsiliation of Net Income (Loss) to Adjusted EBITDA
Net loss from continuing operations	$(4,480)
Interest income, net and exchange rate gain	$(121)
Taxes	$0
Depreciation	$366
Amortization	$0
EBITDA	$(4,234)
Non-cash compensation charge	$291
Litigation settlement	$0
Restructuting charge	$369
Adjusted EBITDA	$(3,574)